Exhibit 5

November 10, 2014

Vectren Corporation
One Vectren Square
Evansville, IN 47708

Dear Ladies and Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission by Vectren Corporation, an Indiana corporation (the “Company”), with respect to the registration of one million (1,000,000) shares of common stock, without par value (the “Shares”), to be issued and sold to eligible participants in the Vectren Corporation Automatic Dividend Reinvestment and Stock Purchase Plan (the “Plan”). In connection with your request, we have made such examination of the corporate records and proceedings of the Company and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

Based on that examination and investigation, we are of the opinion that when the Shares have been issued as contemplated by the Plan, the Shares will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the application of the internal laws of the State of Indiana and applicable federal law, and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction.

We consent to the use of our name under the caption “LEGAL MATTERS” in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP